                                                                    EXHIBIT 10.2



                                   AGREEMENT

         THIS AGREEMENT is made and entered into as of July 7, 1997 between BIOFIELD CORP. ("Biofield" or the "Company"), a Delaware corporation with offices at 1225 Northmeadow Parkway, Suite 120, Roswell, Georgia 30076, and D. CARL LONG ("Long"), an individual residing at 2870 Pharr Court South, N.W., Apt. 3104, Atlanta, Georgia 30305.


                                  WITNESSETH:


         WHEREAS, Biofield and Long desire to set forth in writing the terms of their agreement with respect to Long's employment as the President and Chief Executive Officer of Biofield upon the terms and conditions of this Agreement.
         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the parties agree as follows:

                  1. EFFECTIVE DATE; EMPLOYMENT; TITLE.


                  This Agreement shall become effective as of July 7, 1997 (the "Effective Date"). Commencing on the Effective Date, Biofield shall continue to employ Long, and Long hereby accepts such continued employment, upon the terms and conditions set forth in this Agreement. During the term of his continued employment hereunder, Long shall have the title of President and Chief Executive Officer and Vice Chairman of the Board of Directors of Biofield, and the Company shall nominate Long for election to serve as a member of its Board of Directors at each meeting of the Company's shareholders held for the purpose of electing its Board of Directors. Notwithstanding the foregoing, Long shall not be required to serve as a director of the Company unless he so chooses, and no refusal of Long to serve in such capacity nor any resignation of Long from such position shall be deemed a breach of Long's duties hereunder.


                  2. TERM.

                  Long's continued employment under this Agreement will continue through July 7, 2000, unless such continued employment is terminated sooner in accordance with the provisions of Section 7 hereof. Long's continued employment under this Agreement may be extended pursuant to Section 7 hereof (The period of Long's continued employment hereunder shall be referred to as the "Term".)


                  3. DUTIES.

                  During the Term, Long shall serve as President and Chief Executive Officer of the Company. In such capacity, Long shall be subject to the direction of the Board of Directors of Biofield and shall perform such duties and have such responsibilities of an executive nature as are customarily performed by a person holding such office. Long shall use his best efforts, skill and abilities to promote Biofield's interests through the performance of his duties hereunder. Long shall not be entitled to receive any additional compensation for serving as a director, as Vice Chairman of the Board, as a member of any Committee of the Board of Directors, or as an officer or director of any subsidiary of Biofield.


                  4.  COMPENSATION AND OTHER BENEFITS.

                  (a) Base Compensation. Commencing on the Effective Date and continuing for the remainder of the Term, Biofield shall pay Long at the rate of $250,000 per annum (the "Base Compensation"), payable in accordance with the normal payroll practices of Biofield. The annual rate of Long's Base Compensation shall be reviewed at the discretion of the Board of Directors of Biofield, but not less frequently than once per year, and may be increased at the discretion of the Board of Directors. The first such review shall take place no later than July 7, 1998. Unless the Board has approved a greater increase in the annual rate of Long's Base Compensation effective on or prior to such date, Long shall be entitled to a five percent annual cost of living increase in the annual rate of the Base Compensation effective on July 7, 1998, and effective on July 7 of each other year during the Term, if extended.

                  (b) Expenses. During the Term, Biofield shall pay or reimburse Long promptly for all reasonable, vouchered business expenses incurred by Long in the performance of his duties under this Agreement.

                  (c) Participation in Benefit Plans. Subject to applicable law and the requirements of all applicable benefit plans, during the Term, Long shall be entitled to receive and shall be accorded rights and benefits under any insurance and executive perquisites or other benefit plans that are generally made available by Biofield. The rights and benefits granted to Long shall be no less favorable than those granted to any other employee of Biofield.

                  5.  ANNUAL BONUS

                  (a) Amount. For each year of the Term ending on July 6, commencing with the period ending July 6, 1998, Long shall be eligible for a bonus (the "Annual Bonus"). The amount of Long's Annual Bonus, if any, for the period from the Effective Date to July 6, 1998 and for the period from July 7, 1998 to July 6, 1999 shall be $70,000, payable in cash, for each such period determined based upon achievement of certain goals as follows:

                          (i) If during the period from the Effective Date to July 6, 1998 the Company (A) receives gross proceeds (before commissions and expenses) of not less than $5,000,000 through the consummation of one or more financings (debt or equity) or corporate partner transactions or (B) commences the commercial introduction of its breast cancer diagnostic system in Europe (i.e., the date that such system is first offered for sale and delivery), Long shall be entitled to receive an Annual Bonus with respect to the period from the Effective Date to July 6, 1998.


                        (ii) If during the period from July 7, 1998 to July 6, 1999, the Company (A) completes patient enrollment for a study in support of an application for FDA premarket approval of its breast cancer diagnostic system, (B) consummates a transaction with a corporate partner which has been approved by the Board of Directors of Biofield or (C) submits, or re-submits, to the FDA a fileable application for premarket approval of its breast cancer diagnostic system, Long shall be entitled to receive an Annual Bonus with respect to the period from July 7, 1998 and July 6, 1999.

               (b) Payment. The Annual Bonus for any period shall be paid in cash within 30 days after the end of the period for which it is earned (the "Bonus Year").

               (c) Discretionary Bonuses. In addition to the Annual Bonuses, the March Options (as hereinafter defined) and the Additional Options (as hereinafter defined), Long shall be eligible to receive such additional cash bonuses, incentive stock awards or stock option awards as the Board of Directors of Biofield may from time to time determine in its sole discretion.

               6.  EQUITY PARTICIPATION.

               (a) March Options. In addition to the stock options listed on Exhibit A attached hereto and hereby made an integral part hereof (collectively the "Previous Options"), all of which Biofield acknowledges and agrees are fully vested and exercisable by Long, Biofield acknowledges that Long has been granted, without charge, options (the "March Options") to purchase 100,000 shares of the Company's Common Stock at an exercise price of $4.75 per share, effective as of March 1, 1997 pursuant to Biofield's 1996 Employee Stock Option Plan, as evidenced by that certain Biofield Corp. Stock Option Letter Agreement to Long from Biofield concerning the March Options. All such March Options (i) are "non-qualified" stock options, (ii) shall vest immediately upon the execution and delivery of this Agreement by Biofield and Long, (iii) have a term of 10 years from the date of grant and (iv) are non-transferable except by operation of law or by will or by the applicable laws of descent and distribution. Such March Options (i) are not subject to forfeiture upon the occurrence of any event, including, but not limited to, the termination of Long's continued employment hereunder for any reason and (ii) will remain exercisable by Long or any permitted transferee for the entirety of their 10-year term. In addition to the foregoing, Biofield acknowledges and agrees that the Previous Options (i) are not subject to forfeiture upon the incurrence of any event, including, but not limited to, the termination of Long's continued employment hereunder for any reason and (ii) will remain exercisable by Long or any permitted transferee for the entirety of their respective terms set forth in the respective Share Option Agreement or Stock Option Letter Agreement evidencing their grant to Long by Biofield.

               (b) Additional Options. Biofield acknowledges that Long has been granted, without charge, additional options (the "Additional Options") to purchase an aggregate of 200,000 shares of the Company's Common Stock pursuant to Biofield's 1996 Employee Stock Option Plan at an exercise price of $2.94 per share, effective as of July 7, 1997, as evidenced by that certain Biofield Corp. Stock Option Letter Agreement to Long from Biofield concerning the Additional Options. All such Additional Options (i) shall be "non-qualified" stock options,
(ii) shall have a term of 10 years from the date of grant and (iii) shall be non-transferrable except by operation of law or by will or by the applicable laws of descent and distribution. Of such Additional Options, options to purchase 100,000 shares of the Company's Common Stock shall vest immediately upon the execution and delivery of this Agreement by Biofield and Long, and, upon the execution and delivery of this Agreement by Biofield and Long, the remaining 100,000 Additional Options shall vest in equal monthly installments commencing as of July 7, 1997 and ending July 6, 2000; provided, that no fractional shares shall be issuable upon the exercise of the Additional Options. Once vested, Additional Options (i) shall not be subject to forfeiture upon the occurrence of any event, including, but not limited to, the termination of Long's continued employment hereunder for any reason and (ii) will remain exercisable by Long or any permitted transferee for the entirety of their 10-year term. All unvested Additional Options shall become fully vested and treated in accordance with the previous sentence in the event of (i) a termination of Long's employment other than (x) a termination upon Long's death or disability (as defined below) or (y) a termination by the Company for cause (as defined below), or (ii) a change of control of the Company upon a merger, sale or acquisition. (The Previous Options, the March Options and the Additional Options hereinafter collectively referred to as the "Options" and all Biofield Option Plans under which any of the options were granted to Long, together with all Share Option Agreements and Stock Option Letter Agreements evidencing grants of any of the Options to Long hereinafter collectively referred to as the "Option Documents.")

               7.  TERMINATION OF EMPLOYMENT; OTHER BUSINESS.

               (a) Termination.

                   (i) Death, Disability or Cause. Long's employment under this Agreement shall automatically terminate in the event of Long's death or disability (as defined below). In addition, Biofield may terminate Long's employment under this Agreement immediately upon a determination by a majority of the Board of Directors that cause (as defined below) exists. For purposes of this Section 7, "disability" shall mean as a result of Long's incapacity due to physical or mental illness, Long shall have been unable to perform his duties hereunder for 120 consecutive calendar days or for any 150 calendar days in a consecutive twelve-month period. For purposes of this Section 7, "cause" shall mean Long's conviction of a misdemeanor of moral turpitude or a felony of moral turpitude.

                   (ii) Good Reason. Long may terminate Long's employment under this Agreement for "good reason" (as defined below). For purposes of this
Section 7, "good reason" shall mean, and is limited to, the occurrence of any of the following events: (i) any assignment to Long of any duties and assignments other than those described in Section 3 hereof, or inconsistent therewith, (ii) any material diminution of the authority granted to Long in
Section 3 hereof, (iii) any material failure by Biofield to comply with Biofield's obligations in this Agreement. Notwithstanding the foregoing, occurrence of any of the above described events shall not constitute good reason unless and until Biofield fails to cure or remedy same, to Long's reasonable satisfaction, within thirty (30) days after Biofield's receipt from Long of written notice of such event, which notice shall specify in reasonable detail the nature of such event and the action to cure same. Upon the occurrence of good reason, Long may terminate Long's employment under this Agreement immediately by giving notice of such termination to Biofield, which termination shall be effective as of Biofield's receipt of such notice of termination.

               (b) Other Business. During the Term, Long shall be permitted to pursue additional business interests and to participate in other business ventures so long as they are not directly competitive with Biofield's business of researching, developing, marketing and selling breast cancer detection medical devices (the "Business") and they do not materially interfere with the performance by Long of his obligations hereunder.

               (c) Expiration of the Term. The initial term of Long's continued employment under this Agreement shall be until July 6, 2000, and shall be automatically extended until July 6, 2001 unless prior to February 6, 2000 either party provides written notice to the other party electing to terminate Long's employment hereunder effective July 6, 2000. Thereafter, the term of Long's employment hereunder shall immediately be extended for successive periods of one year each unless during any such one year period either party elects to terminate Long's employment under this Agreement effective on or after the next following July 6 by delivery of not less than 90 days' written notice to the other party prior thereto.

               (d) Effect of Termination. Upon the termination of Long's employment under this Agreement, Biofield shall have no further obligation to provide any compensation or other benefit hereunder except for compensation and reimbursable expenses then due and payable but remaining unpaid as of, and other benefits to be provided through, the effective date of such termination; provided, however, that if Long's employment by Biofield is terminated for cause as set forth in Section 7 hereof, Long shall be entitled to continue to receive Base Compensation and continue to participate in Biofield's benefit plans as described in Section 4(c) above for a period of six months following the effective date of such termination for cause. Notwithstanding the foregoing, upon the termination of Long's employment under this Agreement by Long for good reason, pursuant to Section 7(a)(ii) hereof, Long shall be entitled to (i) continue to receive Base Compensation through July 6, 2000 and (ii) continue to participate, at Biofield's cost, through July 6, 2000, in any insurance plans that are generally made available by Biofield to its employees. Upon termination of Long's employment hereunder, for any reason, Biofield shall use its reasonable, good faith efforts to enable Long, upon his election and at his sole cost and expense, to continue any of Long's benefits hereunder which are subject to a COBRA election by Long, beyond eighteen (18) months after the date that Long ceases to participate directly in such benefits. The parties acknowledge and agree that none of the Options shall be affected or impaired by this Section 7(d) and shall be governed by Section 6 hereof upon termination of Long's employment under this Agreement.

               8.  COVENANTS.

               (a) Noncompetition. During the Term and for a period of six months thereafter (the "Noncompetition Period"), Long will not (i) engage or participate in, directly or indirectly (whether as a lender, investor, shareholder, consultant or partner, or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any business which is, or as a result of Long's engagement or participation would become, directly competitive with the Business; (ii) employ, hire, solicit, be associated with or otherwise interfere with or endeavor to entice away any officer, director, employee, or agent of Biofield to become an officer, director, employee or agent of a business described in Section (i) above; (iii) materially interfere in any manner with Biofield's operation of the Business or engage in any act that would be materially injurious to the reputation of Biofield in the Business or detract from Biofield's goodwill. Notwithstanding the foregoing, it is expressly understood and agreed that neither ownership for investment of less than 1% of the outstanding shares of capital stock of a corporation listed on a national securities exchange or actively traded in the over-the-counter market, nor ownership of capital stock of Biofield, each of which would otherwise be prohibited by clause (i) above, shall be deemed to constitute a breach of such provision.

               (b) Nondisclosure. Long shall not, at any time during or after the Term, divulge, furnish or make accessible to anyone the following information ("Proprietary Information"): any confidential knowledge or information with respect to confidential plans, ideas or know-how of Biofield or any other confidential or secret aspects of Biofield's business; provided, however, that the foregoing provision shall not apply to the Invention described in Section 11 below or to any information which is or becomes generally available to the public through no breach of this Agreement. If at any time Long is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas or similar legal process) to disclose any Proprietary Information, Long shall promptly notify Biofield and shall refrain from making such disclosure so that Biofield may, at its own expense, seek an appropriate protective order in a prompt manner and/or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, in the reasonable opinion of counsel to Long, disclosure of Proprietary Information to any tribunal or any governmental agency is required to avoid liability for contempt or any other penalty, then Long may disclose such Proprietary Information to such tribunal or agency without liability hereunder; provided, however, that Biofield shall promptly be notified of such decision. Because of the competitive environment in which Biofield's business functions, Long is aware that material and irreparable injury may be done to Biofield if he would divulge Proprietary Information to competitors of Biofield. Long recognizes and acknowledges that the Proprietary Information constitutes a valuable, special and unique asset of Biofield's business.

               (c) Inventions. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes which Long now or hereafter during the period he is employed by Biofield under this Agreement, or otherwise, may own, conceive of, or develop and which is (i) related to the fields in which Biofield may then be engaged or contemplates (as demonstrated by the records of Biofield) being engaged or (ii) conceived of or developed utilizing the time, material, facilities, or information of Biofield (collectively "Such Inventions"), shall belong to Biofield. As soon as Long owns, conceives of, or develops any Such Invention, he agrees immediately to communicate such fact in writing to the Secretary of Biofield, and without further compensation, but at Biofield's expense (except as otherwise provided in this Section 8(c), forthwith upon request of Biofield, Long shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as Biofield may reasonably request in order (i) to vest in Biofield all of Long's right, title, and interest in and to Such Inventions, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances arising from the acts of Long in violation of this
Section 8(c)("Liens")(Long to take such action, at his expense, as is necessary to remove all such Liens), and (ii) if patentable or copyrightable, to obtain, at Biofield's sole cost and expense, patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as Biofield shall determine. Biofield acknowledges and agrees that the Fluorocarbon Invention (as defined in Section 11 hereof) shall be subject to Section 11 hereof, and shall not be deemed to be subject to this Section 8(c).

                (d) Injunctions. Long acknowledges that a violation of any covenant conferred in Section 8(a), (b) or (c) hereof may cause irreparable injury to Biofield and that monetary damages may not adequately compensate Biofield for such breach. Accordingly, Long agrees that Biofield will be entitled, in case of any breach or threatened breach of the provisions of
Section 8(a), (b) or (c) hereof, and in addition to any other rights or remedies any such party may have, to an injunction restraining Long from (i) violating any applicable provision of Section 8(a), (b) or (c) hereof; or(ii) rendering any services to any person, firm, corporation, association or other entity to whom any Proprietary Information has been disclosed or is threatened to be disclosed. Long agrees not to raise, in any such action for injunctive relief, the defense that Biofield has adequate remedies at law.

            9.  INDEMNITY AND INSURANCE.

                Biofield shall, to the fullest extent permitted by applicable law, and in accordance with Biofield's By-laws, in existence at the time of the applicable incident, or Biofield's By-laws in existence at the time Long seeks indemnification to the extent such By-laws afford Long greater indemnification rights, indemnify Long and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him in the course of his employment by Biofield under this Agreement or otherwise. Long shall be added as an additional named insured under all appropriate insurance policies now in force or hereafter obtained covering Biofield.

            10. WITHHOLDING.

                Biofield shall withhold from payments due to Long hereunder any amounts required to be withheld by applicable law. Biofield shall pay such amounts withheld to the appropriate taxing authorities. Any amount withheld pursuant to this Section 10 shall be deemed to have been paid to Long for purposes of determining whether Biofield has paid to Long all amounts due to Long hereunder.

           11. INVENTION.

               Biofield acknowledges that Long has developed a process involving per fluorocarbon technology (the "Fluorocarbon Invention") which may enhance the effectiveness of the "Biofield Device". With respect to the Fluorocarbon Invention, Biofield acknowledges further that it has no proprietary or other ownership rights thereto and that Alliance Pharmaceutical Corp. ("Alliance") has a right of first refusal to license such process. If Biofield wishes to utilize the Fluorocarbon Invention, it will negotiate with Long in good faith to determine reasonable compensation to be paid to Long in the event of such utilization, subject to the rights of Alliance.

           12. REGISTRATION RIGHTS AGREEMENT.

               The shares of Common Stock issued upon exercise of the Options previously granted to Long, as described in Section 6 hereof, shall have certain registration rights as set forth in that certain Registration Rights Agreement by and between Biofield and Long dated as of April 23, 1993 ("Long's Rights Agreement").

           13. "LOCK-UP" AGREEMENT.

                Long hereby agrees to enter into a "lock-up" agreement if requested by the lead underwriter in connection with any public offering of Common Stock or other securities of Biofield; provided, that all executive officers of Biofield enter into lock-up agreements, and that terms of the lock-up agreement requested to be entered into by Long are identical to the terms of the most favorable (with respect to the other executive officers of Biofield) lock-up agreement entered into by any of the other executive officers of Biofield. Notwithstanding the foregoing, in the event Long's employment hereunder is terminated or not renewed, as the case may be, by any party and for any reason whatsoever, Long's obligation to enter into any such lock-up agreement pursuant to this Section 13 shall be of no further force or effect.

           14. NO PRIOR AGREEMENTS.

               Long represents and warrants that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may prevent or otherwise conflict with, the full performance of his obligations and duties under this Agreement.


           15. MISCELLANEOUS.

               (a) Governing Agreement. This Agreement and the Option Documents supersede all prior agreements, understandings, promises, undertakings, if any, made orally or in writing by or on behalf of the parties hereto with respect to the subject matter addressed herein and therein, including, without limitation, the certain Employment Agreement, dated December 1, 1995, between Long and Biofield.

               (b) Succession. This Agreement shall inure to the benefit of and be binding upon Biofield and its successors and inure to the benefit of and be binding upon Long and his heirs and personal representatives. This Agreement may not be assigned by Biofield without the prior written consent of Long. The functions of Long hereunder are personal and not assignable.

               (c) New York Law. This Agreement shall be interpreted, governed and enforced under the laws of the State of New York, without reference to the principals of conflicts of law.

               (d) Arbitration. Any dispute whatsoever arising out of or referable to this Agreement, including any dispute as to the rights and entitlements and performance of the parties under this Agreement or its construction or its validity or enforcement or as to the arbitrator's jurisdiction or as to the arbitrability of any such dispute, shall be submitted to binding arbitration in New York City by and pursuant to the rules of the American Arbitration Association, with discovery proceedings pursuant to the New York Civil Procedure Law and Rules. The arbitrator's decision shall be final and binding and enforceable in any court of competent jurisdiction. The arbitrator shall be entitled to award any relief which might be available at law or in equity, including relief of a provisional or permanent or injunctive nature, except that the arbitrator shall not be entitled to reform this Agreement. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his attorneys' fees incurred in connection therewith.

               (e) Entire Agreement. This Agreement and the Option Documents constitute the full understanding of the parties with respect to the subject matter addressed herein and therein and cannot be modified except in a writing executed by the parties hereto. Neither party has made any representations or warranties except as specifically set forth in this Agreement. No waiver of any provision hereof or any default hereunder shall constitute a continuing waiver or a waiver of any other provision hereof or default hereunder. Long's benefits under Biofield's employee benefit plans in which he was participating during his employment by Biofield prior to the Effective Date shall continue uninterrupted and unaffected by Long's continued employment hereunder, except as his rights to participate in such plans have been amended hereby.

               (f) Notices. All notices either party is required or desires to give to the other shall be addressed to the parties at the addresses specified on the first page of this Agreement, or such address as either party may from time to time designate by written notice to the other, and shall be served by certified mail, return receipt requested (postage prepaid), so addressed, or by personal delivery. The date of mailing or personal delivery, as the case may be, shall be deemed the date of service.

               (g) Headings. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

               (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                                BIOFIELD CORP.


                                                By: /s/ C. Leonard Gordon
                                                   -----------------------------
                                                        C. Leonard Gordon
                                                        Chairman

                                                    /s/ D. Carl Long
                                                   -----------------------------
                                                        D. CARL LONG

                                                                       EXHIBIT 1

                             Optionee Detail Report
                                 as of 02/09/98

         Grant Date/                        Grant    Options           Option         Options     Shares
         Expr. Date                 Plan    Type     Granted           Price            O/S       Exbl.
         ----------                 ----    -----    -------           ------         --------    ------
         09/02/1992                 NQ       NQ      49,020            $2.0400        49,020      49,020
         09/02/2002                 Non-Qual Incentive Grants


         09/02/1992                 NQ       NQ      73,530            $2.0400        73,530      73,530
         09/02/2002                 Non-Qual Incentive Grants


         12/15/1992                 NQ       NQ      61,275            $1.0200        61,275      61,275
         12/15/2002                 Non-Qual Incentive Grants


         03/16/1993                 NQ       NQ      49,020            $2.0400        49,020      49,020
         03/16/2003                 Non-Qual Incentive Grants


         10/25/1993                 NQ       NQ      49,020            $9.1800        49,020      49,020
         10/25/2006                 Non-Qual Incentive Grants


         02/16/1995                 NQ       NQ      49,020            $5.1000        49,020      49,020
         02/16/2005                 Non-Qual Incentive Grants


         12/01/1995                 1992    ISO       7,353            $9.1800         7,353       7,353
         12/31/2000                 1992 Employee stock Incentive


         03/02/1997                 1996     NQ     100,000            $4.7500       100,000     100,000
         03/02/2007                 Biofield Corp. 1996 Option Plan


         07/08/1997                 1996     NQ     200,000            $2.9380       200,000     119,444
         07/08/2007                 Biofield Corp. 1996 Option Plan


                                                                       Total Options O/S         638,238
                                                                       Total Options Exercisable 557,682